Exhibit 23.2

March 4, 2022

Berry Corporation (bry)
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

Ladies and Gentlemen:

We hereby consent to (i) the use of the name DeGolyer and MacNaughton, (ii) references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and (iii) the use of information from, and the inclusion of, our report of third party dated January 19, 2022, containing our opinion of the proved reserves and future net revenue, as of December 31, 2021, of Berry Corporation (bry) (our “Letter Report”) (a) in the Berry Corporation (bry) Annual Report on Form 10-K for the year ended December 31, 2021 (the “10-K”) and (b) by incorporation by reference into (1) the Form S-3 of Berry Petroleum Corporation (File No. 333-233207) and (2) the Form S-8 of Berry Petroleum Corporation (File No. 333-226582). We further consent to the inclusion of our Letter Report as an exhibit to the 10-K and through incorporation by reference in the Plan Registration Statement. We further consent to the reference to DeGolyer and MacNaughton under the heading “EXPERTS” in the related prospectus.

Very truly yours,

\s\ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716